Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: BUSINESS/FINANCIAL EDITORS

MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Announces Updates to Closed-End Fund Product Line

CHICAGO, October 6, 2014 - Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced the addition of several closed-end funds to the Nuveen platform. Minnesota Municipal Income Portfolio Inc. (NYSE: MXA) and First American Minnesota Municipal Income Fund II, Inc. (NYSE: MXN) have merged into a newly organized closed-end fund, now known as the Nuveen Minnesota Municipal Income Fund (NYSE: NMS), managed by Nuveen Fund Advisors, LLC and sub-advised by Nuveen Asset Management, LLC. The Nuveen Minnesota Municipal Income Fund will have an initial net asset value (NAV) equal to that of MXA. A summary regarding the NAV and the exchange ratios at which common shares of each fund were exchanged for common shares of NMS can be found in the tables below:

Acquired Funds	Ticker	Closing NAV	Acquiring Fund	Ticker	Closing NAV
Minnesota Municipal Income Portfolio Inc.	MXA	$15.6171
			Nuveen Minnesota Municipal Income Fund	NMS	$15.6171
First American Minnesota Municipal Income Fund II	MXN	$15.1033

Fund	Exchange Ratio
Minnesota Municipal Income Portfolio Inc. (MXA)	1.00000000 shares of NMS per MXA share
First American Minnesota Municipal Income Fund II (MXN)	0.96710017 shares of NMS per MXN share

Additionally, the reorganization of two closed-end funds was completed prior to the opening of the New York Stock Exchange today, Monday, October 6, 2014. As part of a previously announced reorganization, the funds have been merged as follows:

Acquired Fund	Symbol	Acquiring Fund	Symbol
American Municipal Income Portfolio Inc.	XAA	Nuveen Quality Municipal Fund, Inc.	NQM

XAA was merged into NQM in a tax-free transaction in exchange for an equal aggregate value of newly-issued common shares. The merger took place based upon the funds’ closing net asset values on October 3, 2014. The exchange ratio at which common shares of XAA fund were exchanged for common shares of NQM is listed below:

Fund	Exchange Ratio
American Municipal Income Portfolio Inc.	0.97287208

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed $231 billion as of June 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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